UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2012

E-DEBIT GLOBAL CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

0-32051 (Commission File Number)	98-0233968 (IRS Employer Identification Number)

#12, 3620 – 29th Street NE
Calgary, Alberta Canada T1Y 5Z8

Address of principal executive offices)

(403) 290-0264
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 21, 2012 the Registrant issued 185,460,000 shares of common stock to a creditor in conversion of $185,460 Cdn., of convertible debt of the Registrant at the rate of $0.001 per share, being the greater of the previous five day average closing trading price.  The convertible debt held by the creditor had accumulated as cash advances to the Registrant from September 1, 2010 to July 1, 2011.   The creditor has thirty days from receipt of certificates for the Shares to effect transfer of the Shares into the creditor’s brokerage account.  In the event such deposit is not completed within said thirty days, the Creditor has ten days to return the original certificate to the registrant.  Upon receipt of the original certificates for the Shares the debt conversion shall be rescinded and the creditor’s original principal balance shall be reinstated.

The registrant has 10,000,000,000 shares of common stock authorized.  On August 10, 2012, the Registrant made the $1,969,339 of outstanding loans and related party debt of the Registrant as of June 30, 2012 convertible into common stock which if converted into common stock would represent 1,969,339,000 shares of common stock.  70,855,900 shares of outstanding preferred stock is also convertible into common stock on a share for share basis resulting in 2,040,194,900 shares.    The 185,460,000 shares issued represent 66% of the currently outstanding common stock and approximately 9% on a fully diluted basis without given any event to any shares reserved under the Registrant’s equity compensation plans.

The shares were not registered under the Securities Act of 1933.  The Registrant relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 for the above transaction in that the shares were offered and sold without general solicitation or advertizing to a creditor with access to all material information regarding the Registrant at its current state of development.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

September 26, 2012	E-Debit Global Corp.

/s/ Douglas MacDonald
Douglas MacDonald, President